Exhibit 99.1

Alliance Entertainment Reports Third Quarter Fiscal Year 2026 Results

Net revenues increased 21% year-over-year

Net income increased 25% year-over-year to $2.3M; year-to-date net income grew 78% to $16.6M

Adjusted EBITDA increased to $5.1M in Q3; year-to-date Adjusted EBITDA up 47% to $35.7M

PLANTATION, Fla., May 14, 2026 (GLOBE NEWSWIRE) — Alliance Entertainment Holding Corporation (Nasdaq: AENT), a premier distributor, logistics provider, and omnichannel fulfillment partner to the entertainment and pop culture collectibles industry, supplying more than 340,000 unique SKUs across music, video, video games, licensed merchandise, and exclusive collectibles to over 35,000 retail and e-commerce storefronts, reported its financial and operational results for its fiscal third quarter ended March 31, 2026.

Third Quarter FY 2026 Highlights

●	Revenue Growth and Sustained Profitability: Net revenues increased 21.2% year-over-year to $258.2 million, driven by broad-based strength across core physical product categories. Net income increased to $2.3 million, or $0.05 per diluted share, compared to $1.9 million, or $0.04 per share, in the prior-year period, reflecting continued execution against the Company’s profitability framework. Adjusted EBITDA was approximately $5.1 million, compared to $4.9 million in Q3 FY25. For the nine months ended March 31, 2026, net revenues increased 5% to $880.9 million, compared to $835.7 million in the prior-year period, while net income increased 78% to $16.6 million, or $0.32 per diluted share, compared to $9.3 million, or $0.18 per share. Adjusted EBITDA was approximately $35.7 million, up 47% from $24.4 million in the prior-year period.

●	Launch of Endstate Authentic and Alliance Authentic™: The Company continued to advance its technology strategy following the acquisition of Endstate on December 31, 2025, establishing Endstate Authentic, an NFC-enabled authentication and digital product identity platform that supports authenticated ownership, provenance, and verified resale across premium physical goods. During the quarter, Alliance also launched Alliance Authentic™, representing the Company’s first application of these capabilities within its own product ecosystem, initially focused on premium vinyl collectibles. The platform has since expanded to include additional categories, including Handmade by Robots™ and select third-party collectibles such as Funko figures. These initiatives extend Alliance’s role beyond distribution into ownership and participation across the product lifecycle, while creating a scalable foundation for new authentication, collectibles, and platform revenue opportunities.

●	Strength in Physical Media: Vinyl record sales increased 15% year-over-year to $99 million, driven by higher unit volumes and sustained interest in limited-edition releases. Compact disc (CD) sales increased 90% year-over-year to $39 million, reflecting both higher unit volumes and improved pricing, driven by strong demand for major releases and collectible formats, including continued strength in international and K-pop titles. Physical movie sales increased 5% year-over-year to $61 million, supported by a steady cadence of new releases and continued consumer demand for premium formats such as 4K Ultra HD and collectible editions. Performance in the category continued to benefit from the Company’s exclusive studio partnerships, including Paramount and Amazon MGM Studios Distribution, which expanded title availability and supported growth across key retail channels.

●	Collectibles Growth Driven by Premium Mix: Collectibles revenue increased 48% year-over-year to $8 million, driven by increased average selling prices and a continued shift toward higher-value, premium products. Growth was supported by expanded sourcing efforts and the addition of new vendor relationships, which contributed incremental sales during the quarter. Performance also benefited from the transition of Handmade by Robots™ to an owned brand, as well as improved margins across certain legacy brands following prior inventory optimization initiatives, reflecting continued progress in enhancing product mix and profitability within the collectibles category.

●	Growth in Gaming and Electronics: Gaming revenue increased 12% year-over-year to $33 million, supported by continued demand for next-generation consoles, including the Nintendo Switch II, along with related software and accessories. Electronics revenue increased 53% year-over-year to $4.0 million, driven by higher unit volumes and a favorable mix shift toward higher-priced audio playback devices and accessories, including turntables, CD players, headphones, and speakers. Growth in electronics continued to benefit from strong demand for vinyl and physical media, which drives attachment sales of complementary hardware. Performance in both categories reflects the Company’s ability to align product mix with evolving consumer preferences while capturing incremental demand across hardware and content ecosystems.

●	Operating Leverage and Expense Discipline: Total operating expenses improved to 11.5% of net revenue, compared to 12.0% in the prior-year period. Selling, general and administrative expenses improved to 6.5% of net revenue, compared to 6.7% in the prior year, while distribution and fulfillment expenses declined to 4.3% of net revenue, compared to 4.7% in Q3 FY25. The improvement was driven by higher revenue scale, productivity gains, and the Company’s flexible labor model, which continues to support efficient fulfillment operations while enabling targeted investments in infrastructure, technology, and automation to support future growth.

●	Balance Sheet and Liquidity Strength: The Company ended the quarter with working capital of approximately $60.0 million, reflecting disciplined management of inventory and payables to support ongoing growth. The Company had approximately $56 million of availability under its revolving credit facility at quarter end, providing ample liquidity and financial flexibility to support working capital needs and strategic initiatives.

“Our third quarter results reflect continued strength across our core categories and the operating leverage inherent in our model,” said Jeff Walker, Chief Executive Officer of Alliance Entertainment. “We delivered over 21% revenue growth in the quarter and strong year-to-date earnings expansion, demonstrating that our platform is scaling and that improvements in product mix and cost structure are translating into durable profitability.”

“We are also seeing continued validation of the broader shift toward physical media as a collectible category, where ownership, scarcity, and premium formats are driving collector purchasing behavior,” Walker added. “This trend is increasingly supported by collector-driven discovery and community engagement across social media platforms, particularly among younger consumers who are prioritizing intentional listening, tangible ownership, and long-term value. Our exclusive partnerships and curated assortment position us at the center of that trend, while our direct-to-consumer and platform initiatives are enabling us to capture more value across the lifecycle of each product.”

“During the quarter, we advanced the next phase of our strategy with the launch of Alliance Authentic™, extending our platform into authenticated collectibles,” Walker continued. “Importantly, this represents the first commercial application of Endstate Authentic, our NFC-enabled authentication platform, and extends our role beyond distribution into ownership, provenance, and the full lifecycle of collectible products. Subsequent to quarter end, we further expanded our platform strategy with the relaunch of Movies Unlimited as a curated, collector-focused destination designed to deepen engagement and increase customer lifetime value. Together, these initiatives build on our existing scale to enhance product value, strengthen customer relationships, and create additional long-term growth opportunities.”

Amanda Gnecco, Chief Financial Officer of Alliance Entertainment, said, ““We delivered strong financial performance in the third quarter, with revenue up 21% and net income increasing 25% year-over-year. For the first nine months of fiscal year 2026, net income increased 78% to $16.6 million, and Adjusted EBITDA increased 47% to $35.7 million, highlighting the growing earnings power and scalability of our platform.”

“We are seeing clear operating leverage across the business, with operating expenses declining as a percentage of revenue even as we continue to invest in infrastructure, technology, and growth initiatives. At the same time, we maintained a strong liquidity position, ending the quarter with approximately $60 million in working capital and $56 million of availability under our revolving credit facility. With a more efficient cost structure and continued momentum in higher-value categories, we believe we are well positioned to sustain both revenue growth and meaningful earnings expansion.”

Third Quarter FY 2026 Financial Results

●	Net revenues for the fiscal third quarter ended March 31, 2026, were $258.2 million, up 21.1% from $213 million in the same period of fiscal 2025.

●	Gross profit for the fiscal third quarter ended March 31, 2026, was $33.0 million, up 13.4% from $29.1 million in the same period of fiscal 2025.

●	Gross margin for the fiscal third quarter ended March 31, 2026, was 12.8%, compared to 13.6% in the same period of fiscal 2025.

●	Net income for the fiscal third quarter ended March 31, 2026, was $2.3 million, or $0.05 per diluted share, up 25.0% from net income of $1.9 million, or $0.04 per diluted share for the same period of fiscal 2025.

●	Adjusted EBITDA for the fiscal third quarter ended March 31, 2026, was $5.1 million, up 4.1% from Adjusted EBITDA of $4.9 million for the same period of fiscal 2025.

Nine-Months FY 2026 Financial Results

●	Net revenues for the nine months ended March 31, 2026, were $880.9 million, up 5.0% from $835.7 million in the same period of fiscal 2025.

●	Gross profit for the nine months ended March 31, 2026, was $117.3 million, up 21.0% from $96.9 million in the same period of fiscal 2025.

●	Gross margin for the nine months ended March 31, 2026, was 13.3%, up 170 basis points from 11.6% in the same period of fiscal 2025.

●	Net income for the nine months ended March 31, 2026, was $16.6 million, or $0.32 per diluted share, up 78% from net income of $9.3 million, or $0.18 per diluted share for the same period of fiscal 2025.

●	Adjusted EBITDA for the nine months ended March 31, 2026, was $35.7 million, up 47% from Adjusted EBITDA of $24.4 million for the same period of fiscal 2025.

Conference Call

Alliance Entertainment Chief Executive Officer Jeff Walker, Chief Financial Officer Amanda Gnecco, and Executive Chairman Bruce Ogilvie will host the conference call, which will be followed by a question-and-answer session. A presentation will accompany the call and can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

To access the call, please use the following information:

Date:	Thursday, May 12, 2026
Time:	4:30 p.m. Eastern Time, 1:30 p.m. Pacific Time
Toll-free dial-in number:	1-877-407-0784
International dial-in number:	1-201-689-8560
Conference ID:	13760161

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact RedChip Companies at 1-407-644-4256.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1760227&tp_key=0154ad6f3e and via the investor relations section of the Company’s website here.

A telephone replay of the call will be available approximately three hours after the call concludes and can be accessed through June 14, 2026, using the following information:

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	13760161

About Alliance Entertainment

Alliance Entertainment (NASDAQ: AENT) is a premier distributor and fulfillment partner for the entertainment and pop culture collectibles industry. With more than 340,000 unique in-stock SKUs — including over 57,300 exclusive titles across compact discs, vinyl LPs, DVDs, Blu-rays, and video games — Alliance offers the largest selection of physical media in the market. Our vast catalog also includes licensed merchandise, toys, retro gaming products, and collectibles, serving over 35,000 retail locations and powering e-commerce fulfillment for leading retailers. Alliance also owns and operates proprietary collectibles brands, including Handmade by Robots™, a stylized vinyl figure line featuring licensed characters from leading entertainment franchises, and Alliance Authentic™, a premium platform for authentic, certified, and individually numbered entertainment collectibles. In addition, Alliance operates Endstate Authentic, a dedicated NFC-enabled authentication and digital product identity platform supporting authenticated collectibles, resale, and brand protection. Leveraging decades of operational expertise, exclusive sourcing relationships, and a capital-light, scalable infrastructure, Alliance connects fans and collectors to the products, franchises, and experiences they value across formats and generations. For more information, visit www.aent.com.

Forward Looking Statements

Certain statements included in this Press Release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether identified in this Press Release, and on the current expectations of Alliance’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by an investor as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Alliance. These forward-looking statements are subject to a number of risks and uncertainties, including risks relating to the anticipated growth rates and market opportunities; changes in applicable laws or regulations; the ability of Alliance to execute its business model, including market acceptance of its systems and related services; Alliance’s reliance on a concentration of suppliers for its products and services; increases in Alliance’s costs, disruption of supply, or shortage of products and materials; Alliance’s dependence on a concentration of customers, and failure to add new customers or expand sales to Alliance’s existing customers; increased Alliance inventory and risk of obsolescence; Alliance’s significant amount of indebtedness; our ability to refinance our existing indebtedness; our ability to continue as a going concern absent access to sources of liquidity; risks that a breach of the revolving credit facility could result in the lender declaring a default and that the full outstanding amount under the revolving credit facility could be immediately due in full, which would have severe adverse consequences for the Company; known or future litigation and regulatory enforcement risks, including the diversion of time and attention and the additional costs and demands on Alliance’s resources; Alliance’s business being adversely affected by increased inflation, uncertainty regarding tariffs, higher interest rates and other adverse economic, business, and/or competitive factors; geopolitical risk and changes in applicable laws or regulations; as well as our financial condition and results of operations; substantial regulations, which are evolving, and unfavorable changes or failure by Alliance to comply with these regulations; product liability claims, which could harm Alliance’s financial condition and liquidity if Alliance is not able to successfully defend or insure against such claims; availability of additional capital to support business growth; and the inability of Alliance to develop and maintain effective internal controls.

For investor inquiries, please contact:

Dave Gentry

RedChip Companies, Inc.

1-800-REDCHIP (733-2447)

1-407-644-4256

AENT@redchip.com

ALLIANCE ENTERTAINMENT HOLDING CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
($ in thousands except share and per share amounts)	March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
Net Revenues	$258,201	$213,045	$880,886	$835,707
Cost of Revenues (excluding depreciation and amortization)	225,180	183,984	763,590	738,821
Operating Expenses
Distribution and Fulfillment Expense	11,120	9,989	33,161	31,425
Selling, General and Administrative Expense	16,878	14,187	48,545	41,092
Depreciation and Amortization	1,392	1,352	3,966	3,865
Transaction Costs	313	-	909	-
Insurance Claim Recovery	-	-	(408)	-
Restructuring Cost	-	4	2	73
Gain on Disposal of Fixed Assets	-	-	(24)	(15)
Total Operating Expenses	29,703	25,532	86,151	76,440
Operating Income	3,318	3,529	31,145	20,446
Other Expenses
Interest Expense	1,568	2,435	7,369	8,101
Change in Fair Value of Warrants	(884)	(1,676)	1,428	910
Total Other Expenses	684	759	8,797	9,011
Income Before Income Tax Expense	2,634	2,770	22,348	11,435
Income Tax Expense	323	919	5,769	2,116
Net Income	2,311	1,851	16,579	9,319
Net Income per Share – Basic	$0.05	$0.04	$0.33	$0.18
Weighted Average Common Shares Outstanding - Basic	50,963,322	50,957,370	50,959,324	50,957,370
Net Income per Share – Diluted	$0.05	$0.04	$0.32	$0.18
Weighted Average Common Shares Outstanding - Diluted	51,028,493	50,965,970	51,024,496	50,965,970

ALLIANCE ENTERTAINMENT HOLDING CORP.

CONSOLIDATED BALANCE SHEETS

($ in thousands except per share amounts)	March 31, 2026	June 30, 2025
	(Unaudited)
Assets
Current Assets
Cash	$1,237	$1,236
Trade Receivables, Net of Allowance for Credit Losses of $799 and $867, respectively	92,849	95,027
Inventory, Net	126,690	102,848
Other Current Assets	19,200	19,021
Total Current Assets	239,976	218,132
Property and Equipment, Net	10,919	11,291
Operating Lease Right-of-Use Assets, Net	16,875	19,214
Goodwill	94,081	89,116
Intangibles, Net	19,397	18,475
Other Long-Term Assets	1,644	789
Deferred Tax Asset, Net	4,211	4,211
Total Assets	$387,103	$361,228
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	$158,453	$155,300
Accrued Expenses	12,660	9,548
Current Portion of Operating Lease Obligations	3,314	3,229
Current Portion of Finance Lease Obligations	2,720	3,075
Deferred Consideration	1,300	-
Contingent Liability	1,577	1,577
Total Current Liabilities	180,024	172,729
Revolving Credit Facility, Net	64,330	55,268
Finance Lease Obligation, Non- Current	7	1,931
Operating Lease Obligations, Non-Current	15,052	17,432
Shareholder Loan (subordinated), Non-Current	-	10,000
Contingent Liability, Non-Current	5,500
Acquired Royalty Obligation (Endstate), Non-Current	165	-
Warrant Liability	2,075	646
Total Liabilities	267,153	258,006
Commitments and Contingencies (Note 13)
Stockholders’ Equity
Preferred Stock: Par Value $0.0001 per share, Authorized 1,000,000 shares, Issued and Outstanding and 0 shares as of March 31, 2026, and June 30, 2025	-	-
Common Stock: Par Value $0.0001 per share, Authorized 550,000,000 shares at March 31, 2026, and at June 30, 2025; Issued and Outstanding 50,974,630 Shares as of March 31, 2026, and 50,957,370 at June 30, 2025, respectively	5	5
Paid In Capital	48,719	48,570
Accumulated Other Comprehensive Loss	(76)	(76)
Retained Earnings	71,302	54,723
Total Stockholders’ Equity	119,950	103,222
Total Liabilities and Stockholders’ Equity	$387,103	$361,228

ALLIANCE ENTERTAINMENT HOLDING CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended	Nine Months Ended
($ in thousands)	March 31, 2026	March 31, 2025
Cash Flows from Operating Activities:
Net Income	$16,579	$9,319
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities:

Depreciation of Property and Equipment	1,339	1,280
Amortization of Intangible Assets	2,627	2,585
Amortization of Deferred Financing Costs (Included in Interest Expense)	2,053	1,053
Allowance for Credit Losses	1,190	780
Change in Fair Value of Warrants	1,428	910
Deferred Income Taxes	-	(967)
Non-cash lease expense	2,339	2,157
Stock-based Compensation Expense	149	-
Gain on Disposal of Fixed Assets	(24)	(15)
Changes in Assets and Liabilities
Trade Receivables	988	(3,283)
Inventory	(23,842)	4,994
Income Taxes Payable	5,182	1,558
Operating Lease Obligations	(2,294)	(1,004)
Other Assets	(1,071)	(6,027)
Accounts Payable	3,153	6,368
Accrued Expenses and Contingent Liability	(2,467)	(3,627)
Net Cash Provided by Operating Activities	7,329	16,081
Cash Flows from Investing Activities:
Capital Expenditures	(974)	(52)
Cash Paid for Business Acquisition/Asset Purchase	(1,150)	(7,551)
Cash Inflow from Asset Disposal	30	15
Investment in Captive Stock	36	-
Net Cash Used in Investing Activities	(2,058)	(7,588)
Cash Flows from Financing Activities:
Payments on Financing Leases	(2,279)	(2,116)
Payments on Revolving Credit Facility	(882,067)	(778,620)
Borrowings on Revolving Credit Facility	889,722	773,144
Repayments on Shareholder Note (Subordinated), Non-Current	(10,000)	-
Deferred Financing Cost	(646)	-
Net Cash Used in Financing Activities	(5,270)	(7,592)
Net Increase in Cash	1	901
Cash, Beginning of the Period	1,236	1,129
Cash, End of the Period	$1,237	$2,030
Supplemental disclosure for Cash Flow Information
Cash Paid for Interest	$7,300	$8,089
Cash Paid for Income Taxes	$2,062	$1,675
Supplemental Disclosure for Non-Cash Investing and Financing Activities
Conversion of Warrants from liability to Equity	-	454

Non-GAAP Financial Measures: For the three months ended March 31, 2026, we had non-GAAP Adjusted EBITDA of approximately $5.1 million compared with Adjusted EBITDA of approximately $4.9 million in the prior year period, or a year-over-year improvement of $0.2 million. For the nine months ended March 31, 2026, we had non-GAAP Adjusted EBITDA of approximately $35.7 million compared with Adjusted EBITDA of approximately $24.4 million in the prior year period, or a year-over-year improvement of $11.3 million. We define Adjusted EBITDA as net income (loss) adjusted to exclude: (i) income tax expense; (ii) interest expense; (iii) depreciation and amortization; (iv) changes in the fair value of warrant liabilities; and (v) other non-recurring or non-cash items, including transaction costs and stock-based compensation. Our method of calculating Adjusted EBITDA may differ from other companies and accordingly, this measure may not be comparable to measures used by other companies. We use Adjusted EBITDA to evaluate our own operating performance and as an integral part of our planning process. We present Adjusted EBITDA as a supplemental measure because we believe such a measure is useful to investors as a reasonable indicator of operating performance. We believe this measure is a financial metric used by many investors to compare companies. This measure is not a recognized measure of financial performance under GAAP in the United States and should not be considered as a substitute for operating earnings (losses), net earnings (loss) from continuing operations or cash flows from operating activities, as determined in accordance with GAAP. See the table below for a reconciliation, for the periods presented, of our GAAP net income (loss) to Adjusted EBITDA.

	Three Months Ended	Three Months Ended
($ in thousands)	March 31, 2026	March 31, 2025
Net Income	$2,311	$1,851
Add back:
Interest Expense	1,568	2,435
Income Tax Expense	323	919
Depreciation and Amortization Expense	1,392	1,352
EBITDA	$5,594	$6,557
Adjustments
Stock-based Compensation Expense	55	-
Transaction Costs	313	-
Change In Fair Value of Warrants	(884)	(1,676)
Restructuring Cost	-	4
Adjusted EBITDA	$5,078	$4,885

	Nine Months Ended	Nine Months Ended
($ in thousands)	March 31, 2026	March 31, 2025
Net Income	$16,579	$9,319
Add back:
Interest Expense	7,369	8,101
Income Tax Expense	5,769	2,116
Depreciation and Amortization Expense	3,966	3,865
EBITDA	$33,683	$23,401
Adjustments
Stock-based Compensation Expense	149	-
Transaction Costs	909
Change In Fair Value of Warrants	1,428	910
Restructuring Cost	2	73
Insurance Claim Recovery	(408)	-
Gain on Disposal of Property and Equipment	(24)	(15)
Adjusted EBITDA	$35,739	$24,369